NVIDIA Announces CEO Transition

•Jensen Huang Resigns
•Colette Kress, Executive Vice President and Chief Financial Officer, Appointed Interim CEO
•Harvey C. Jones Appointed First-Ever Chair of the Board

SANTA CLARA, Calif., November 12, 2026 (GLOBE NEWSWIRE) -- NVIDIA (NASDAQ: NVDA) Board of Directors announced today that Jensen Huang has resigned as President, Chief Executive Officer, and a member of the Board, effective immediately.

Colette Kress, current Executive Vice President and Chief Financial Officer of NVIDIA, has agreed to serve as Interim Chief Executive Officer. Kress will continue to serve as Executive Vice President and Chief Financial Officer while serving as Interim Chief Executive Officer until a permanent successor has been named. The Board is initiating a search for a permanent Chief Executive Officer and will consider internal and external candidates.

Kress has served as Executive Vice President and Chief Financial Officer of NVIDIA since joining the company in September 2013. During her tenure, she has led the company’s finance organization and has played a key role in NVIDIA’s growth and evolution. Prior to joining NVIDIA, Kress spent nearly 25 years in finance roles at leading technology companies, including Cisco and Microsoft.

The Board of Directors appointed Harvey C. Jones as its first-ever Chair of the Board.  Mr. Jones has been an entrepreneur, technology executive, and active venture investor for over 30 years, including serving as Chief Executive Officer and Executive Chairman of Synopsys.

“Colette has helped lead NVIDIA through a period of extraordinary growth and has a deep understanding of our business, customers, operations and financial position,” said Harvey Jones, Chair of the NVIDIA Board of Directors. “She is supported by an experienced leadership team that has been instrumental in executing NVIDIA’s strategy and advancing its technology roadmap. The Board has full confidence in Colette and the leadership team, and we expect the company’s operations, customer commitments and product roadmap to continue without interruption.”
“NVIDIA’s strength has always come from its people, and together with our leadership team, I am committed to building on the extraordinary foundation Jensen created over the last 33 years,” said Colette Kress, Interim CEO and CFO, NVIDIA. “We will continue advancing the work that has made NVIDIA a leader in accelerated computing and AI, and execute on the opportunities ahead. Our focus remains on serving our customers, partners, developers and shareholders.”

Jensen’s contributions to NVIDIA are profound. NVIDIA is one of the most consequential technology companies in the world. The Board and the company thank Jensen for his immeasurable contributions to the company and the industry.

NVIDIA will report its third-quarter fiscal 2027 financial results on Tuesday, November 17, at approximately 1:20 p.m. PT, as previously scheduled, followed by its earnings call at 2 p.m. PT.

About NVIDIA
NVIDIA (NASDAQ: NVDA) is the world leader in AI and accelerated computing.

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